Exhibit 99.1
Filed by SunEdsion, Inc.
(Commission File No. 001-13828) pursuant to
Rule 425 under the Securities Act of 1933
and deemed filed pursuant to Rule 14a-12 under
the Securities Exchange Act of 1934
Subject Company: Vivint Solar, Inc.
Commission File No.: 001-36642
JULY 27, 2015 TerraForm Power, Inc
CONFERENCE CALL

Operator

Good day, ladies and gentlemen, and welcome to the TerraForm Power financing update. (Operator Instructions). As a reminder, this conference call is being recorded.

I would now like to turn the conference over to Brett Prior, Head of Investor Relations. Please begin.

Brett Prior - TerraForm Power, Inc. - Director of IR
Thank you. Good morning and thank you for joining TerraForm Power's financing update conference call. I am joined today by Carlos Domenech, Chief Executive Officer, and Alex Hernandez, our Chief Financial Officer. As is customary practice, I will now review our disclosure statement.

Our discussion today will refer to certain non-GAAP financial measures including adjusted EBITDA and cash available for distribution or CAFD. A reconciliation of these non-GAAP measures has been provided in our call presentation, published on TerraForm Power's website this morning.

Please note that this call contains forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from management's current expectations. We encourage you to review the Safe Harbor statement contained in today's press release for a more complete description.

In addition, this call includes only information available to us at this time. To the extent you are listening to this call at a later date via replay, please note this information may be outdated or incomplete.

With that I will now turn the call over to Alex Hernandez, Chief Financial Officer of TerraForm Power.

Alex Hernandez – TerraForm Power, Inc. – EVP and CFO

Thank you, Brett. We are hosting this call to announce proactive steps that we are taking in order to maximize shareholder value. Towards that end, given recent market weakness following the acquisition announcement of Vivint Solar operating asset portfolio, we would like to provide an update to our investors regarding our financing plan for the acquisition.

We would also like to take this opportunity to provide better visibility into the high quality cash flow stream from the Vivint operating asset portfolio in an effort to address misconceptions that are apparent from a number of inquiries we have received.
Let me start and turn to slide five. We are adjusting today our financing plan for the Vivint Solar and Invenergy acquisitions in order to maximize shareholder value in light of the current market environment. Management believes that TerraForm Power's equity is significantly undervalued and as a consequence, TERP does not intend to issue equity to fund the transactions at or near the current stock price.

Specifically, we are modifying our financing plan for VIVINT to utilize our existing cash on hand and incremental project level debt. I will provide further detail on this revised financing plan in a moment.

First, let me remind you our philosophy regarding the balance sheet which is to run TerraForm Power with ample liquidity and a conservative capital structure. Consistent with this philosophy, TerraForm Power have $1.25 billion of available liquidity as of last Friday. We have full flexibility to deploy this liquidity to fund the pending transactions and the overall growth of our business. We will do so in a disciplined manner that is consistent with our financial policy and strategic objectives.

Second, in addition to our balance sheet liquidity, we have incremental flexibility through the warehouse facilities we have utilized to fund our growth. As many of you will recall, we have current warehouse capacity of over $2 billion through our sponsor, SunEdison. We intend to upsize this warehouse facility capacity to place additional assets from the Invenergy acquisition into the warehouse, thereby creating additional capacity to eliminate the near-term equity requirements at TerraForm Power.

Let me turn for a moment to the Vivint 523 MW operating portfolio acquisition. We are excited about this portfolio as it provides high-quality cash flows and is immediately accretive to our shareholders. The portfolio is expected to generate $81 million of average unlevered cash flow resulting in a levered 10-year cash on cash yield of 9.5%. As I will show you in a moment, this cash flow profile is attractive and growing. The escalation in the underlying PPA contracts is expected to provide cash on cash yields greater than 10% during the remaining contracted life.

But this is only the initial portfolio. The long-term benefit to TerraForm Power of the platform is the expansion of this platform as Vivant Solar acquisition creates a CAFD engine upstairs for generating and growing predictable drop downs and cash flows from high-quality contracts. Thus as with other recent acquisitions, we both add to our existing portfolio while also further increasing the visibility of growth for our shareholders.

This visibility which is driven by our sponsor's organic engine and our recent M&A activity, allows TerraForm Power to provide best-in-class total return to our shareholders. As a reminder given our $1.35 dividend per share guidance for 2015 and $1.75 dividend per share guidance for 2016, we intend to deliver a 30% year-over-year EPS growth and return to our shareholders.

Turning to slide seven which summarizes TerraForm's current liquidity position, we have consistently operated with a conservative balance sheet with debt levels well below target while also maintaining significant liquidity. As of this, morning TerraForm Power had $660 million available of cash on hand. The significant cash balance is the result of our previously completed equity and debt financings earlier this month. Our $650 million five-year revolving credit facility remains completely undrawn. This results in $1.25 billion of available liquidity today which we can deploy at our discretion.

As we have articulated to you frequently during the course of the last year, we purposely run the business with ample liquidity so that we can weather periods of market dislocation and take advantage of opportunities when they arise.

We are very pleased that the Company is in a very strong liquidity position as a result of this disciplined execution and strategy.

Turning to slide eight, here we summarize our revised financing plan for the Vivint Solar operating asset portfolio acquisition as well as the plan of our previously announced acquisition of Invenergy's wind portfolio. In short, this revised plan funds both acquisitions without incremental equity issuance at TerraForm Power. We are able to accomplish this by one, utilize our existing cash on hand; two, assuming or adding incremental project level debt; and three, moving one of the Invenergy assets we had previously intended to take into TERP and is now intended to put into the warehouse facility.

The first sources and uses table on this page labeled A in blue illustrates TerraForm Power's funding plan for both the Vivint and Invenergy operating assets. As you can see on the table, the $1.4 billion of aggregate consideration is funded by $610 million of cash on our balance sheet, the assumption of $358 million of project level debt that is currently in the assets, by adding $261 million of new project debt to our portfolio and issuing a $200 million bond as we had previously anticipated. Let me also remind you that we have fully committed bridge facilities from our bank group to fund these transactions.

This plan allows TerraForm to fund transactions within our desired leverage ratios and financial policy without issuing incremental equity at TerraForm Power.
The second sources and uses on this page labeled B in orange illustrates the intended financing for the Invenergy assets. The primary change here is that we intend to move one additional asset, specifically California Ridge, into the warehouse facility. Moving this asset would increase the warehouse by $593 million of enterprise value and create further liquidity and leverage capacity at TERP.

Let me turn to slide nine which provides TerraForm Power's capitalization pro forma for this revised financing plan. As you can see from the holding company and consolidated leverage metrics at the bottom of the page, we are able to execute these asset acquisitions and remain within our financial policy. This is because we have purposely maintained approximately one turn of unutilized leverage capacity so that we may access this incremental balance sheet capacity at our discretion. Let me take you through the details.

We intend to utilize $610 million of available cash on hand leaving $50 million of cash on the balance sheet. When combined with the availability of our revolver, this translates to $646 million of available liquidity pro forma for the transactions.

Turning to debt, we plan on issuing approximately $200 million of bonds consistent with our prior plan. Additionally given our leverage capacity at the opco level, we expect to assume existing indebtedness on the Invenergy and Vivint assets and add a bit of opco leverage on our existing portfolio. We anticipate total indebtedness on the portfolio will be approximately $2.9 billion split 50-50 between the holdco and the opco which is consistent with our practice and philosophy.

The leverage metrics resulting from the financing plan remain conservative with 3.5 times holdco net leverage and approximately 5.1 consolidated net leverage. Maintaining this conservative leverage policy remains a key priority for our management team. We believe this will continue to drive the positive ratings trajectory of the Company and lower our overall cost of capital as we deliver on our commitments to both our debt investors and shareholders.

Let me turn to slide 11. We wanted to spend a few minutes to walk you through the highlights of the residential solar portfolio that we acquired and why we think it is a great fit for the broader TerraForm Power fleet. The portfolio is 523 MW with an expected average unlevered CAFD of $81 million over the next 10 years. These assets are expected to provide an attractive 9.5% levered cash on cash return over the same time period which is toward the high-end of TerraForm Power's range of 8% to 10%.

In a moment I will show you the longer term contracted yield is in excess of this range.

Another strength of these assets is their long-term power purchase agreements providing an average remaining contract life of 19 years which is longer than TerraForm Power's current fleet average. It is important to note that the average PPA price of this fleet is $0.14 which drives significant cash flow on a per megawatt basis of installed capacity and also drives an attractive cash on cash yield. In addition to an attractive PPA price, this portfolio has escalators built into over 99% of the PPA contracts which provides for a rising CAFD profile.

As shown on the pie chart on the left, this is a high-quality fleet in terms of offtake or quality with an average FICO score of 750. Importantly, it is worth noting that there are virtually no low credit off takers below a FICO score of 650 at the bottom of the distribution tail.

Finally, this is a geographically diverse portfolio with a balanced blend of exposure to California and several East Coast markets including Maryland, Massachusetts, New York and New Jersey. Putting it all together, we believe this portfolio is an excellent addition to the TerraForm fleet as it provides low risk, high return and growing cash flows.

Let me turn to slide 12. Finally, I would like to provide our investors transparency and visibility into the long-term cash flow stream of the Vivint operating asset portfolio. We are in the business of aggregating high-quality cash flows and this portfolio certainly fits that criteria. As you can see on this page, we have provided the anticipated annual unlevered cash flow from the portfolio for nearly 20 years. For avoidance of doubt, this cash flow is net of all distributions to tax equity. The expected 10-year average unlevered cash flow was $81 million as we communicated previously.

I would like to highlight that the average cash flow of the portfolio increases to $85 million during the remaining contracted life of the assets. This increasing cash flow profile is driven by well structured PPAs that include attractive escalators. If we translate these cash flows to yields, the 10-year levered cash on cash yield is 9%, 9.5% as we have discussed previously. I would also like to highlight that the expected yield over the remaining 19-year contracted life of the assets is in excess of 10%.

As a reminder, this yield exceeds the 8% to 10% yield target range that we have communicated to you frequently for both drop downs as well as third-party M&A.

These returns are illustrative of the attractiveness of these cash flows and of the residential market segment more broadly.

As is the case with any asset that comes into the TerraForm Power fleet, we follow strict underwriting criteria and look for cash flows that complement and enhance our utility scale and [BG] portfolio overall. We believe this portfolio is high quality and complements our existing asset base. We look forward to bringing these assets into our fleet when the transaction closes by year-end.

I will now open the call for questions but before doing so, I want to make you aware that we have scheduled our earnings call for August 6. We look forward to updating you on the operations of our existing fleet which continues to perform well in our second-quarter financial results. As we have not yet released the details on the quarter, we ask that you limit your questions to the Vivint Solar and Invenergy acquisitions and on the financing plans announced today.

We thank you for your interest in our company. Carlos and I will now open the call up for questions. Operator?

QUESTION AND ANSWER
Operator
(OPERATOR INSTRUCTIONS). JULIEN DUMOULIN.
Julien Dumoulin – UBS – ANALYST
Good morning. So just ask a first quick question -- it might be obvious, what is the new plan with regards to equity here, just 2016, etc.? What is the expectation for run rate leveraged on both metrics you disclosed if you can refresh our memory pro forma for the latest announcements?

Alex Hernandez – TerraForm Power, Inc. – EVP and CFO

Thanks, Julian. Appreciate the question. So just to be clear, we do not need to issue equity to deliver on the 2015 guidance and if you look at the run rate CAFD that we will exit the year ,which exceeds $300 million, that will give us more than ample cash flow to deliver on the 2016 guidance.

Julien Dumoulin – UBS – ANALYST
Great. So at this time just to be very clear about this, 2015 and 2016, no equity as it stands?

Alex Hernandez – TerraForm Power, Inc. – EVP and CFO

That is correct. We do not need to issue incremental equity to deliver on the 2016 guidance. Having said that, our model is to continue aggregating cash flows and as we have done in the past, we will issue equity to deliver accretive growth to our shareholders but we do not need to issue equity at this time to deliver on both the 2015 and 2016 guidance.

Julien Dumoulin – UBS – ANALYST
In terms of leverage targets just to be very clear about that, how are you thinking about leverage as it stands today?

Alex Hernandez – TerraForm Power, Inc. – EVP and CFO

So no change to our policy that we have had for the last year, Julian. I think the holdco leverage as a reminder is 3.5 times holdco debt and on a consolidated basis, we run it about 5.5 times consolidated debt so there is no change to that policy. We anticipate staying within those ratios.

Julien Dumoulin – UBS – ANALYST
Great, thank you.

Operator
Matt Tucker, KeyBanc Capital Markets.

Matt Tucker, KeyBanc Capital Markets – Analyst

Good morning, guys. Thanks for taking my question. With respect to the Invenergy portfolio, I think you had said you expected about $71 million in CAFD from the initial assets you were dropping down. How does that change now with California Ridge being put in the warehouse?

Alex Hernandez – TerraForm Power, Inc. – EVP and CFO

Thanks, Matt. So the CAFD profile that we have shown is illustrated on one of the pages. The run rate CAFD will be approximately $300 million at year-end pro forma for the financing plan so it is reduced a bit but the run rate given the new guidance is approximately $300 million.

Matt Tucker, KeyBanc Capital Markets – Analyst

Got it, thanks. And then you mentioned at the outset some misconceptions you are hearing in the market. I guess that is what primarily around the equity you need to do in achieving the guidance. Are there any other misperceptions that you would mind mentioning and helping us understand why they are misconceptions?

Alex Hernandez – TerraForm Power, Inc. – EVP and CFO

Thank you for asking the question. With respect to the guidance as we have always been with you, we are conservative in the guidance that we give. We deliver on the commitments that we have given you and often increase them and in light of the guidance and dividend growth in 2016 and 2017 which deliver a greater than 30% total return, we felt it was inappropriate to increase the guidance further beyond that point.
The portfolio obviously has the ability to deliver incremental accretion. The accretion and guidance includes only the initial portfolio and as I mentioned earlier given the organic engine that SunEdison is acquiring, there will be opportunity for additional assets to drop into the fleet. So as we have always been with you, we are conservative and we believe the attractive dividend growth is sufficient at this time for shareholders.

Matt Tucker, KeyBanc Capital Markets – Analyst

Great. Thanks, Alex.

Operator
Vishal Shah, Deutsche Bank.

Vishal Shah, Deutsche Bank – Analyst

Thanks for taking my question. Alex, just on the guidance front, I know your guidance of $0.05 increase from the acquisition is conservative but can you maybe just provide us some framework around how to think about the range from the acquisition especially now that you don't have to issue equity? And just remind us, were you looking to raise around $600 million of equity prior to this call?

Alex Hernandez – TerraForm Power, Inc. – EVP and CFO

That is right. So look, there are a few puts and takes. On the one hand we are removing some cash flow from the incremental asset from Invenergy that we intend to put into the warehouse. At the same time, we have eliminated the equity check and as a result we are leaving our $1.75 guidance for next year unchanged as a result of those two variables.

If you think about the exit run rate of cash flows at the end of the year exceeding $300 million of CAFD in relation to our current share count, you will see that that gives us ample capacity to hit our $1.75 target just on the basis of the current run rate of the portfolio. So again, we feel quite good about 2015 as well as 2016.

Vishal Shah, Deutsche Bank – Analyst

Thank you.

Operator
Noah Kaye, Northland Capital
Noah Kaye, Northland Securities – Analyst
Good morning and thank you for the update. Just wanted to clarify something you said earlier, you said that the management does not plan to issue equity at or near current share levels. Are we just talking about over the course of the next year and change or are you kind of locking this is? How should we actually understand what the capital strategy would look like for future acquisitions beyond what you have got any portfolio? If you could just clarify that?

Alex Hernandez – TerraForm Power, Inc. – EVP and CFO
We are happy to provide -- happy to give you color there. So at current prices we believe the equity in TerraForm is significantly undervalued. We have purposefully run the Company with ample liquidity with an over equitized balance sheet in order to have flexibility to not issue equity in times of market dislocation. And so at these prices, our intention is not to issue equity. As I mentioned to you as well, we on the basis of the current rate of cash flows are able to deliver on the $1.75 guidance for next year which also gives us a lot of financial flexibility.

Now of course we are always looking at accretive opportunities that is both a case for incremental drop downs from our sponsor, SunEdison, as well as from other opportunities in the marketplace and as we have done before if those opportunities come to be, we will capture opportunities that are accretive.

With respect to your question around the financing plan for those acquisitions, I think we will execute them consistent with the financial policy as we have always done and that would be to put on those acquisitions 3.5 times holdco leverage, about 5.5 times consolidated leverage and that should give you a very clear funding plan for anything that we do whether it is organic or third-party M&A.

Noah Kaye, Northland Securities – Analyst
Okay, thank you. That was very helpful.

Operator
Patrick Jobin, Credit Suisse.

Patrick Jobin, Credit Suisse – Analyst
Thanks for taking the question and thanks for all of the additional disclosure here. Just two things from my side.

First, using that CAFD by year -- I'm backing into like a 5.6% IRR contracted at about a 7.7% full residual. I guess one, is that right? And then two, with the Vivint platform and your underwriting standard should we see economics of drops in future residential assets at that level or --? That is the first question, thanks.

Alex Hernandez – TerraForm Power, Inc. – EVP and CFO

Thanks, Patrick, for the question and it sounds like you are very quick on spreadsheets so I appreciate the question. As we said on Capital Markets Day we target an unlevered IRR greater than 7% and a levered IRR of approximately 9% which approximates our cash yield.

The 20-year yields of this asset portfolio are quite attractive in the 10% cash flow range. At the end of that 20-year period, we will have a fully depreciated system. Our cost of power to the customer will be effectively zero and we will be the most competitive power source to that customer at that time.

We think there is significant residual value in these assets. We have been conservative in our assumptions of residual value but we think given this cash flow stream and the residual value at the end of the life that this portfolio will meet the criteria we have given you previously with respect to IRR.

Patrick Jobin, Credit Suisse – Analyst

Got it. Second question, just now putting more assets into the warehouse, I apologize if this was answered earlier. What is the status of warehouse commitments, do you have full commitments for the assets you plan to put in or what is the next steps we should look for on the warehouse capital commitments? Thanks.

Alex Hernandez – TerraForm Power, Inc. – EVP and CFO

We are in progress to finalize the warehouse commitments for this increased amount. As we have done previously with a couple of transactions, we have closed over $2 billion of warehouse capacity, approximately $1.5 billion for construction assets from First Wind and in excess of $500 million for the acquisition of Atlantic Power assets that we announced a few weeks ago. So we have very good relationships with a number of infrastructure partners and we are in progress to finalize the upsized warehouse commitments that would house the incremental Invenergy assets.

Patrick Jobin, Credit Suisse – Analyst

Thank you.

Operator

Ben Kallo, Robert W. Baird.
Ben Kallo, Robert W. Baird – Analyst

Hey, good morning guys. Two quick questions. First, could you just talk us through if your dividend yield at TerraForm changes anything how it is now, how you look at future acquisitions? And then my second question is what caused the change, originally if your equity value was too low, then why you even announced the equity offering and not do it this way in the first place? Thanks, guys.

Alex Hernandez – TerraForm Power, Inc. – EVP and CFO

Thanks, Ben. Appreciate the question. Obviously when we announced this acquisition, the market environment was quite different. We have seen a marked dislocation across all markets globally and specifically within the yield co-sector in the US and as a result our equity price has moved a lot. This management team has the style of not sitting still and as a result of that decline, we very quickly altered our financing plan and took advantage of the incremental liquidity that we have always run the Company with. And so the change in strategy was reflective of a change in market environment.
With respect to your first question around the dividend yield, we are focused right now on integrating these acquisitions. We have ample dividend growth for our shareholders both for this year, next year and years to come and so we do not need to do incremental M&A to deliver on that growth.

Having said that, we are active and always looking at opportunities and as we have always done we will only do transactions that deliver accretion to the shareholders.

Ben Kallo, Robert W. Baird – Analyst
Thank you.

Operator
(Operator Instructions). Andy Gupta, HITE Hedge.

Andy Gupta, HITE Hedge.
Alex, thanks. My questions have been answered.

Operator
Brian Lee, Goldman Sachs.

Brian Lee, Goldman Sachs – Analyst

Thanks for taking the questions. Just had one around the Vivint portfolio specifically and I appreciate the additional transparency you guys are giving here especially on slide 12. Alex, I know there is some puts and takes around any resi portfolio. Can you give us some sense maybe even quantified to a certain degree what impact the SRECs and also the tax equity flips have on this long-term cash flow run rate that you guys are forecasting here on slide 12?

Alex Hernandez – TerraForm Power, Inc. – EVP and CFO
Of course. Happy to do so. If you look at the cash flow stream on page 12, you will see a modest decline between years one and year five and that is due exactly to the factor that you mentioned of a declining SREC profile over that period of time. Once you get to the five year mark, the cash flows start to increase significantly and that is due to two factors.

Number one, the payments to tax equity being reduced. As I mentioned before, all of these cash flows our net of payments to tax equity. And two, the escalators on the PPA start to kick in so those are the puts and takes overall. The portfolio as you can see has a relatively constant and smooth stream of cash flows and one that is growing over time but those are the key factors that affect the first few years of the cash flow stream.

Brian Lee, Goldman Sachs – Analyst
Okay, great. And then just second question related to that, I know you had talked about the average FICO score here being 750s so pretty high credit quality. But in general I think there is a perception in the market that there is higher default risk around resi portfolios than you might have with investment grade rated counterparties on some of the utility scale assets that dominate the majority of your mix.

How are you guys forecasting that or embedding that type of assumption into cash flow profiles now that you are significantly levered to this vertical? Thanks.

Alex Hernandez – TerraForm Power, Inc. – EVP and CFO

Thanks, Brian. Just a couple of opening comments just to your last comment on being levered to this segment. We always look at things on a portfolio basis. Today when you pro forma in the Invenergy assets we will be somewhere in the range of 2.6 GW of aggregate capacity. We are growing that portfolio to almost 7 GW of aggregate capacity from our call right list which is entirely utility scale projects. So we will have before this transaction over the next couple of years a 7 GW portfolio that is A quality on a weighted average rated basis. So the base of the portfolio is very strong.

Now adding the 523 MW from Vivint, I think we think actually complements the portfolio quite nicely. To answer your question specifically on default, in our diligence of this portfolio and of the industry more broadly, we have seen those defaults be insignificant and de minimis as long as we have been able to track them. We also have looked quite closely at the payment history of all of the systems and what I will tell you is that only 1% of these systems have accounts that are past due 120 days.

So not only has the default been de minimis but the current payment status on all of these systems across the fleet across the states continues to be quite good. When you combine this portfolio to the utility investment grade A-rated portfolio that we have, we actually think the portfolio credit quality is very, very strong.

Brian Lee, Goldman Sachs – Analyst
Okay. Thanks, Alex. Helpful.

Operator
Greg Gordon, Evercore ISI.

Greg Gordon, Evercore ISI – Analyst

Thank you very much. So the guidance for the levered CAFD for the acquisition hasn't changed even though the financing at least in the near-term has changed, is that because in the long run you are assuming that you ultimately finance as initially articulated or has something else change in the numbers?

Alex Hernandez – TerraForm Power, Inc. – EVP and CFO
No, great question. So, the $67 million of levered CAFD we have kept the same as with the prior announcement. Obviously by adding incremental leverage and reducing the equity, the 9.5% return is actually higher. But we want to just be constant to what we conveyed to you previously when we actually think given the new capital structure those levered returns can be even more attractive.

Greg Gordon, Evercore ISI – Analyst

Okay, thank you.

Operator
At this time there are no further questions in queue. I will turn the call back over for closing remarks.

Alex Hernandez – TerraForm Power, Inc. – EVP and CFO
Thank you. We appreciate your interest in our Company and we look forward to seeing you on our earnings call in a couple of weeks. Thank you.

Operator
Thank you, ladies and gentlemen. This concludes today's program. You may now disconnect. Good day.